EXHIBIT 4.3

AMENDED AND RESTATED PLEDGE AGREEMENT

This AMENDED AND RESTATED PLEDGE AGREEMENT, dated as of February 28, 2013 (together with all amendments, if any, from time to time hereto, this “Agreement”), between CHRISTIE/AIX, INC., a Delaware corporation (the “Pledgor”) and SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH (“SG”), as collateral agent (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

PRELIMINARY STATEMENT

WHEREAS, the Pledgor and the Collateral Agent are parties to a Pledge Agreement dated as of May 6, 2010 (as heretofore amended, restated, supplemented or otherwise modified, the “Existing Christie Pledge Agreement”);

WHEREAS, Cinedigm Digital Funding I, LLC, a Delaware limited liability company (the “Borrower”), the lenders named therein (the “Lenders”), the Collateral Agent and Société Générale, New York Branch, as administrative agent for the Lenders and Secured Parties have entered into the Amended and Restated Credit Agreement dated as of February 28, 2013 (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”);

WHEREAS, Pledgor is the record and beneficial owner of the shares of Stock listed on Schedule I hereto;

WHEREAS, Pledgor benefits from the credit facilities made available to the Borrower under the Credit Agreement;

WHEREAS, in order to induce the Lenders to make the Term Loans as provided for in the Credit Agreement, Pledgor has agreed to pledge the Pledged Collateral to the Collateral Agent in accordance herewith;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and to induce the Lenders to make Term Loans under the Credit Agreement, it is agreed as follows:

1.             Definitions. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined, and the following shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Bankruptcy Code” means title 11, United States Code, as amended from time to time, and any successor statute thereto.

“Pledged Collateral” has the meaning assigned to such term in Section 2 hereof.

“Pledged Entity” means an issuer of Pledged Shares.

“Pledged Shares” means those shares listed on Schedule I hereto and on each Pledge Amendment attached hereto.

“Secured Obligations” has the meaning assigned to such term in Section 3 hereof.

2.             Pledge. Pledgor hereby pledges to the Collateral Agent, and grants to the Collateral Agent for itself and the benefit of the Secured Parties, a first priority security interest in all of the following (collectively, the “Pledged Collateral”):

(a)           the Pledged Shares and the certificates representing the Pledged Shares, and all dividends, distributions, cash, instruments, Stock Equivalents and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares; and

(b)           such portion, as determined by the Collateral Agent as provided in Section 6(d) below, of any additional shares of Stock and Stock Equivalents of a Pledged Entity from time to time acquired by Pledgor in any manner (which shares shall be deemed to be part of the Pledged Shares), and the certificates representing such additional shares, and all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Stock.

3.             Security for Obligations. This Agreement secures, and the Pledged Collateral is security for, the prompt payment in full when due, whether at stated maturity, by acceleration or otherwise, and performance of all Obligations of any kind under or in connection with the Credit Agreement and the other Loan Documents and all obligations of Pledgor now or hereafter existing under this Agreement including, without limitation, all fees, costs and expenses whether in connection with collection actions hereunder or otherwise (collectively, the “Secured Obligations”).

4.             Delivery of Pledged Collateral. All certificates and all instruments evidencing the Pledged Collateral shall be delivered to and held by or on behalf of the Collateral Agent, for itself and the benefit of the Secured Parties, pursuant hereto. All Pledged Shares shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent and all instruments shall be endorsed by Pledgor.

5.             Representations and Warranties. Pledgor represents and warrants to the Collateral Agent that:

(a)           Pledgor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b)           Pledgor is, and at the time of delivery of the Pledged Collateral to the Collateral Agent will be, the sole holder of record and the sole beneficial owner of such Pledged Collateral pledged by Pledgor free and clear of any Lien thereon or affecting the title thereto, except for any Lien created by this Agreement;

(c)           All of the Pledged Shares have been duly authorized, validly issued and are fully paid and non-assessable;

(d)           Pledgor has the full right, power and requisite authority to pledge, assign, transfer, deliver, deposit and set over the Pledged Collateral pledged by Pledgor to the Collateral Agent as provided herein;

(e)           None of the Pledged Shares has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject;

(f)           The pledge, assignment and delivery of the Pledged Collateral pursuant to this Agreement will not violate any provision of any applicable law or regulation or of any order, judgment, writ, award or decree of any court, arbitrator or Governmental Authority, or of the charter or by-laws of Pledgor or of any securities issued by Pledgor or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which Pledgor is a party or which purports to be binding upon Pledgor or upon any of its assets, and will not result in the creation or imposition of any lien, charge or encumbrance on or security interest in any of the assets of Pledgor except as contemplated by this Agreement;

(g)           All of the Pledged Shares are owned by Pledgor, and are represented by the certificates listed on Schedule I hereto and each Pledge Amendment attached hereto.  There are no existing options, warrants, calls or commitments of any character whatsoever relating to the Pledged Shares;

(h)           No consent, approval, authorization or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (i) for the pledge by Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Pledgor, or (ii) for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally;

(i)           The pledge, assignment and delivery of the Pledged Collateral pursuant to this Agreement will create a valid first priority Lien on and a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Collateral Agent and the Secured Parties in the Pledged Collateral and the proceeds thereof, securing the payment of the Secured Obligations, subject to no other Lien;

(j)           This Agreement has been duly authorized, executed and delivered by Pledgor and constitutes a legal, valid and binding obligation of Pledgor enforceable against Pledgor in accordance with its terms; and

(k)           The Pledged Shares constitute 100% of the issued and outstanding shares of Stock of each Pledged Entity.

(l)           All assets and property of Pledgor, including rights under Contractual Obligations and Permits, have been transferred to the Borrower except for the Pledged Collateral.

The representations and warranties set forth in this Section 5 shall survive the execution and delivery of this Agreement.

6.             Covenants. Pledgor covenants and agrees to the following, as long as any Obligation or any Term Loan Commitment remains outstanding:

(a)           Pledgor shall preserve and maintain its legal existence; provided that, so long as Pledgor is the surviving entity, Pledgor may merge, consolidate or amalgamate with any other Person;

(b)           Pledgor will, at its expense, promptly execute, acknowledge and deliver all such instruments and take all such actions as the Collateral Agent from time to time may reasonably request in order to ensure to the Collateral Agent and the Secured Parties the benefits of the Liens in and to the Pledged Collateral intended to be created by this Agreement, including the filing of any necessary UCC financing statements, which may be filed by the Collateral Agent with or (to the extent permitted by law) without the signature of Pledgor, and will cooperate with the Collateral Agent, at Pledgor’s expense, in obtaining all necessary approvals and making all necessary filings under federal, state, local or foreign law in connection with such Liens or any sale or transfer of the Pledged Collateral;

(c)           Pledgor has and will defend the title to the Pledged Collateral and the Liens of the Collateral Agent in the Pledged Collateral against the claim of any Person and will maintain and preserve such Liens;

(d)           Pledgor will, upon obtaining ownership of any additional Stock, Stock Equivalents or instruments of a Pledged Entity or Stock, Stock Equivalents or instruments otherwise required to be pledged to the Collateral Agent pursuant to any of the Loan Documents, which Stock or instruments are not already Pledged Collateral, promptly (and in any event within three Business Days) deliver to the Collateral Agent a Pledge Amendment, duly executed by Pledgor, in substantially the form of Schedule II hereto (a “Pledge Amendment”) in respect of any such additional Stock or instruments, pursuant to which Pledgor shall pledge to the Collateral Agent all of such additional Stock and instruments. Pledgor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Shares listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Pledged Collateral;

(e)           Pledgor shall take, or refrain from taking, as the case may be, all actions, including, but not limited to the following, that are necessary or advisable to be taken or not to be taken in order to ensure that its existence shall be maintained and respected separate and apart from that of any other Loan Party:

(i)           Pledgor shall maintain its own deposit, securities or other account or accounts, separate from those of any Group Member, with commercial banking institutions or broker-dealers, Pledgor shall ensure that its funds will not be diverted to any other Loan Party or for other than corporate uses of Pledgor, as the case may be, and such funds will not be commingled with the funds of any other Loan Party;

(ii)           To the extent that it shares the same officers or other employees as any Group Member, Pledgor shall ensure that the salaries of and the expenses related to providing benefits to such officers and other employees shall be fairly allocated among such entities, to the extent practicable, on the basis of such entity’s actual share of such costs and to the extent such allocation is not practicable, on a basis reasonably related to such entity’s fair share of the salary and benefit costs associated with all such common officers and employees;

(iii)           To the extent that it jointly contracts with any Group Member to do business with vendors or service providers or to share overhead expenses, Pledgor shall ensure that the costs incurred in so doing shall be allocated fairly among such entities, to the extent practicable, on the basis of such entities’ actual share of such costs and to the extent such allocation is not practicable, on a basis reasonably related to such entities’ fair share of such costs. To the extent that Pledgor contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods or services are provided on the basis of such entities’ actual share of such costs and to the extent such allocation is not practicable, on a basis reasonably related to such entities’ fair share of such costs. All material transactions between or among Pledgor and its Affiliates, whether currently existing or hereafter entered into, shall be only on an arm’s-length basis;

(iv)           Pledgor shall maintain a principal executive office at a separate address from the address of each Group Member; provided that reasonably segregated offices in the same building shall constitute separate addresses for purposes of this clause (iv) so long as such office space is leased or subleased to Pledgor under a separate written agreement between Pledgor and such Group Member on arm’s-length terms. To the extent that Pledgor or any Group Member have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses;

(v)           Pledgor shall, with respect to any audited financial statements consolidating the accounts of Pledgor with the accounts of any other Loan Party, disclose in the footnotes the separate identity of the Borrower and the other Group Members and reflect that the assets of the Group Members are not available to pay, guarantee or otherwise provide for the liabilities of Pledgor;

(vi)           Pledgor shall conduct its affairs in its own name and strictly in accordance with its Constituent Documents and observe all necessary, appropriate and customary corporate formalities, including, but not limited to, holding all regular and special officers’ and directors’ meetings appropriate to authorize all corporate action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts;

(vii)           Pledgor shall have stationery and other business forms separate and distinct from that of any other Person;

(viii)           Pledgor shall cause its assets to be maintained in a manner that facilitates their identification and segregation from those of any other Person; and

(ix)           The board of directors of Pledgor shall have at least 1 director who is not an officer, director, employee, material shareholder or material supplier of any Group Member and whose vote is required in order for Pledgor to file a voluntary petition for bankruptcy or to commence any other event that would constitute an Event of Default under Section 9.1(e);

(f)           To the extent Pledgor receives any dividends or other distributions, directly or indirectly, from the Borrower on the Closing Date, Pledgor shall distribute the entire such amount so received to the holders of the Stock of Pledgor for further distribution to Cinedigm in accordance with the Credit Agreement; and

(g)           Pledgor shall comply with all the covenants and obligations applicable to it in the Credit Agreement and other Loan Documents.  The covenants and obligations of the Pledgor referred to in the preceding sentence (including all exhibits, schedules and defined terms referred to therein) are hereby incorporated herein by reference as if set forth in full herein.

7.             Negative Covenants. Pledgor covenants and agrees to the following, as long as any Obligation or any Term Loan Commitment remains outstanding:

(a)           Without the prior written consent of the Collateral Agent, Pledgor will not sell, assign, transfer, pledge, or otherwise encumber any of its rights in or to the Pledged Collateral, or any unpaid dividends, interest or other distributions or payments with respect to the Pledged Collateral or grant a Lien in the Pledged Collateral, unless otherwise expressly permitted by the Credit Agreement;

(b)           Pledgor shall not incur or otherwise suffer to exist or become effective or remain liable on or be responsible for any Contractual Obligation limiting the ability of (i) any Group Member to make Restricted Payments to, or Investments in, or repay Indebtedness or otherwise Sell property to, any Loan Party or (ii) Pledgor to incur or suffer to exist any Lien in favor of the Secured Parties upon any Pledged Collateral (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (i) and (ii) above, pursuant to the Loan Documents; and

(c)           Pledgor shall not waive or otherwise modify any term of (i) any document governing any Pledged Collateral in a manner adverse to Pledgor or any Secured Party or (ii) any Intercompany Agreement entered into with any other Loan Party, except, for each of clauses (i) or (ii) above, with the consent of the Collateral Agent.

(d)           Pledgor shall not enter into or engage in any business or activity other than (i) the ownership of the Pledged Collateral, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as the parent of the Borrower, (iv) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, and (v) activities incidental to the activities described in clauses (i) through (iv) of this Section.

8.             Pledgor’s Rights.  As long as no Default or Event of Default shall have occurred and be continuing and until written notice shall be given to Pledgor in accordance with Section 9(b) hereof:

(a)           Pledgor shall have the right, from time to time, to vote and give consents with respect to the Pledged Collateral, or any part thereof for all purposes not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Loan Document; provided, however, that no vote shall be cast, no consent shall be given or action taken and no right shall be exercised or other action taken, which would have the effect of impairing the position or interest of the Collateral Agent in respect of the Pledged Collateral or which would authorize, effect or consent to (unless and to the extent a Pledged Entity is expressly permitted to do so by the Credit Agreement):

(i)           the dissolution or liquidation, in whole or in part, of a Pledged Entity;

(ii)           the consolidation or merger of a Pledged Entity with any other Person;

(iii)           the sale, disposition or encumbrance of all or substantially all of the assets of a Pledged Entity, except for Liens in favor of the Collateral Agent;

(iv)           any change in the authorized number of shares, the stated capital or the authorized share capital of a Pledged Entity or the issuance of any additional shares of its Stock; or

(v)           the alteration of the voting rights with respect to the Stock of a Pledged Entity; and

(b)           (i)           Pledgor shall be entitled, from time to time, to collect and receive for its own account and use all cash dividends, distributions and interest paid in respect of the Pledged Shares to the extent not in violation of the Credit Agreement other than any and all: (A) dividends and interest paid or payable other than in cash in respect of any Pledged Collateral, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral; (B) dividends and other distributions paid or payable in cash in respect of any Pledged Shares in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in capital of a Pledged Entity; and (C) cash paid, payable or otherwise distributed, in respect of principal of, or in redemption of, or in exchange for, any Pledged Collateral; provided, however, that until actually paid all rights to such distributions shall remain subject to the Lien created by this Agreement; and

(ii)           all dividends, interest and all other distributions in respect of any of the Pledged Shares (other than such cash dividends, distributions and interest as are permitted to be paid to Pledgor in accordance with clause (i) above), whenever paid or made, shall be delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of Pledgor, and be forthwith delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

9.             Defaults and Remedies: Proxy.

(a)           Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by law, the Collateral Agent may exercise in respect of the Pledged Collateral,

in addition to other rights and remedies provided for in this Agreement or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Pledged Collateral).

(b)           Upon the occurrence of an Event of Default and during the continuation of such Event of Default, and concurrently with written notice to Pledgor, the Collateral Agent (personally or through an agent) is hereby authorized and empowered to transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest and other distributions made thereon, to sell in one or more sales after ten days’ notice of the time and place of any public sale or of the time at which a private sale is to take place (which notice Pledgor agrees is commercially reasonable) the whole or any part of the Pledged Collateral and to otherwise act with respect to the Pledged Collateral as though the Collateral Agent was the outright owner thereof. Any sale shall be made at a public or private sale at the Collateral Agent’s place of business, or at any place to be named in the notice of sale, either for cash or upon credit or for future delivery at such price as the Collateral Agent may deem fair, and the Collateral Agent may be the purchaser of the whole or any part of the Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of Pledgor or any right of redemption. Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer or agent of the Collateral Agent. PLEDGOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE COLLATERAL AGENT AS THE PROXY AND ATTORNEY-IN-FACT OF PLEDGOR WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE THE PLEDGED SHARES, WITH FULL POWER OF SUBSTITUTION TO DO SO. THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE SATISFACTION IN FULL OF THE OBLIGATIONS. IN ADDITION TO THE RIGHT TO VOTE THE PLEDGED SHARES, THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF THE PLEDGED SHARES WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY PLEDGED SHARES ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF THE PLEDGED SHARES OR ANY OFFICER OR THE COLLATERAL AGENT THEREOF), UPON THE OCCURRENCE AND DURING THE CONTINUATION OF AN EVENT OF DEFAULT. NOTWITHSTANDING THE FOREGOING, THE COLLATERAL AGENT SHALL NOT HAVE ANY DUTY TO EXERCISE ANY SUCH RIGHT OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO.

(c)           If, at the original time or times appointed for the sale of the whole or any part of the Pledged Collateral, the highest bid, if there be but one sale, shall be inadequate to discharge in full all the Secured Obligations, or if the Pledged Collateral be offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale would indicate to the Collateral Agent, in its discretion, that the proceeds of the sales of the whole of the Pledged Collateral would be unlikely to be sufficient to discharge all the Secured Obligations, the Collateral Agent may, on one or more occasions and in its discretion, postpone any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived; provided, however, that any sale or sales made after such postponement shall be after ten days’ notice to Pledgor.

(d)           If, at any time when the Collateral Agent in its sole discretion determines, following the occurrence and during the continuance of an Event of Default, that, in connection with any actual or contemplated exercise of its rights (when permitted under this Section 9) to sell the whole or any part of the Pledged Shares hereunder, it is necessary or advisable to effect a public registration of all or part of the Pledged Collateral pursuant to the Securities Act of 1933, as amended (or any similar statute then in effect) (the “Act”), Pledgor shall, in an expeditious manner, cause the Pledged Entities to:

(i)           Prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement with respect to the Pledged Shares and in good faith use commercially reasonable efforts to cause such registration statement to become and remain effective for such period as prospectuses are required by law to be furnished or available;

(ii)           Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith which, in the opinion of the Collateral Agent, are necessary or advisable to keep such registration statement effective and to comply with the provisions of the Act with respect to the sale or other disposition of the Pledged Shares covered by such registration statement;

(iii)           Furnish to the Collateral Agent such numbers of copies of a prospectus and a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as the Collateral Agent may request in order to facilitate the public sale or other disposition of the Pledged Shares by the Collateral Agent;

(iv)           Use commercially reasonable efforts to register or qualify the Pledged Shares covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as the Collateral Agent shall request, and do such other reasonable acts and things as may be required of it to enable the Collateral Agent to consummate the public sale or other disposition in such jurisdictions of the Pledged Shares by the Collateral Agent;

(v)           Furnish, at the request of the Collateral Agent, on the date that shares of the Pledged Collateral are delivered to the underwriters for sale pursuant to such registration or, if the security is not being sold through underwriters, on the date that the registration statement with respect to such Pledged Shares becomes effective, (A) an opinion, dated such date, of the independent counsel representing such registrant for the purposes of such registration, addressed to the underwriters, if any, and in the event the Pledged Shares are not being sold through underwriters, then to the Collateral Agent, in customary form and covering matters of the type customarily covered in such legal opinions; and (B) a comfort letter, dated such date, from the independent certified public accountants of such registrant, addressed to the underwriters, if any, and in the event the Pledged Shares are not being sold through underwriters, then to the Collateral Agent, in a customary form and covering matters of the type customarily covered by such comfort letters and as the underwriters or the Collateral Agent shall reasonably request. The opinion of counsel referred to above shall additionally cover such other legal matters with respect to the registration in respect of which such opinion is being given as the Collateral Agent may reasonably request. The letter referred to above from the independent certified public accountants shall additionally cover such other financial matters (including information as to the period ending not more than five Business Days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as the Collateral Agent may reasonably request; and

(vi)           Otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but not later than 18 months after the effective date of the registration statement, an earnings statement which satisfies the provisions of Section 11(a) of the Act.

(e)           All expenses incurred in complying with Section 9(d) hereof, including, without limitation, all registration and filing fees (including all expenses incident to filing with the Financial Industry Regulatory Authority), printing expenses, fees and disbursements of counsel for the registrant, the fees and expenses of counsel for the Collateral Agent, expenses of the independent certified public accountants (including any special audits incident to or required by any such registration) and expenses of complying with the securities or blue sky laws or any jurisdictions, shall be paid by Pledgor.

(f)           If, at any time when the Collateral Agent shall determine to exercise its right to sell the whole or any part of the Pledged Collateral hereunder, such Pledged Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Act, the Collateral Agent may, in its discretion (subject only to applicable requirements of law), sell such Pledged Collateral or part thereof by private sale in such manner and under such circumstances as the Collateral Agent may deem necessary or advisable, but subject to the other requirements of this Section 9, and shall not be required to effect such registration or to cause the same to be effected. Without limiting the generality of the foregoing, in any such event, the Collateral Agent in its discretion (x) may, in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Collateral or part thereof could be or shall have been filed under said Act (or similar statute), (y) may approach and negotiate with a single possible purchaser to effect such sale, and (z) may restrict such sale to a purchaser who is an accredited investor under the Act and who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Pledged Collateral or any part thereof.  In addition to a private sale as provided above in this Section 9, if any of the Pledged Collateral shall not be freely distributable to the public without registration under the Act (or similar statute) at the time of any proposed sale pursuant to this Section 9, then the Collateral Agent shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject only to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions:

(i)           as to the financial sophistication and ability of any Person permitted to bid or purchase at any such sale;

(ii)           as to the content of legends to be placed upon any certificates representing the Pledged Collateral sold in such sale, including restrictions on future transfer thereof;

(iii)           as to the representations required to be made by each Person bidding or purchasing at such sale relating to that Person’s access to financial information about Pledgor and such Person’s intentions as to the holding of the Pledged Collateral so sold for investment for its own account and not with a view to the distribution thereof; and

(iv)           as to such other matters as the Collateral Agent may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws.

(g)           Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (f) above. Pledgor also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the Pledged Entity to register such securities for public sale under the Act, or under applicable state securities laws, even if Pledgor and the Pledged Entity would agree to do so.

(h)           Pledgor agrees to the maximum extent permitted by applicable law that following the occurrence and during the continuance of an Event of Default it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Pledged Collateral or the possession thereof by any purchaser at any sale hereunder, and Pledgor waives the benefit of all such laws to the extent it lawfully may do so. Pledgor agrees that it will not interfere with any right, power and remedy of the Collateral Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Collateral Agent of any one or more of such rights, powers or remedies. No failure or delay on the part of the Collateral Agent to exercise any such right, power or remedy and no notice or demand which may be given to or made upon Pledgor by the Collateral Agent with respect to any such remedies shall operate as a waiver thereof, or limit or impair the Collateral Agent’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against Pledgor in any respect.

(i)           Pledgor further agrees that a breach of any of the covenants contained in this Section 9 will cause irreparable injury to the Collateral Agent, that the Collateral Agent shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 9 shall be specifically enforceable against Pledgor, and Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable in accordance with the agreements and instruments governing and evidencing such obligations.

(j)           Each right, power and remedy herein specifically granted to the Collateral Agent or otherwise available to it shall be cumulative, and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity, or otherwise, and each such right, power and remedy, whether specifically granted herein or otherwise existing, may be exercised at any time and from time-to-time as often and in such order as may be deemed expedient by the Collateral Agent in its sole discretion.

10.           Waiver. No delay on the Collateral Agent’s part in exercising any power of sale, Lien, option or other right hereunder, and no notice or demand which may be given to or made upon Pledgor by the Collateral Agent with respect to any power of sale, Lien, option or other right hereunder, shall constitute a waiver thereof or limit or impair the Collateral Agent’s right to take any action or to exercise any power of sale, Lien, option, or any other right hereunder, without notice or demand, or prejudice the Collateral Agent’s rights as against Pledgor in any respect.

11.           Assignment. The Collateral Agent may assign, indorse or transfer any instrument evidencing all or any part of the Secured Obligations as provided in, and in accordance with, the Credit Agreement, and the holder of such instrument shall be entitled to the benefits of this Agreement.

12.           Termination. At the time provided in clause (b)(iii) of Section 10.12 of the Credit Agreement, the Pledged Collateral shall be released from the Lien created hereby and the Collateral Agent shall deliver to Pledgor the Pledged Collateral pledged by Pledgor at the time subject to this Agreement and all instruments of assignment or transfer executed in connection therewith or as Pledgor may reasonably request, free and clear of the Liens hereof and, except as otherwise provided herein, all of Pledgor’ s obligations hereunder shall at such time terminate.

13.           Lien Absolute. All rights of the Collateral Agent hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a)           any lack of validity or enforceability of the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;

(c)           any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

(d)           the insolvency of any Loan Party; or

(e)           any other circumstance which might otherwise constitute a defense available to, or a discharge of, Pledgor.

14.           Release. Pledgor consents and agrees that the Collateral Agent may at any time, or from time to time, in its discretion:

(a)           renew, extend or change the time of payment, and/or the manner, place or terms of payment of all or any part of the Secured Obligations; and

(b)           exchange, release and/or surrender all or any of the Collateral (including the Pledged Collateral), or any part thereof, by whomsoever deposited, which is now or may hereafter be held by the Collateral Agent in connection with all or any of the Secured Obligations; all in such manner and upon such terms as the Collateral Agent may deem proper, and without notice to or further assent from Pledgor, it being hereby agreed that Pledgor shall be and remain bound upon this Agreement, irrespective of the value or condition of any of the Collateral, and notwithstanding any such change, exchange, settlement, compromise, surrender, release, renewal or extension, and notwithstanding also that the Secured Obligations may, at any time, exceed the aggregate principal amount thereof set forth in the Credit Agreement, or any other agreement governing any Secured Obligations. Pledgor hereby waives notice of acceptance of this Agreement, and also presentment, demand, protest and notice of dishonor of any and all of the Secured Obligations, and promptness in commencing suit against any party hereto or liable hereon, and in giving any notice to or of making any claim or demand hereunder upon Pledgor. No act or omission of any kind on the Collateral Agent’s part shall in any event affect or impair this Agreement.

15.           Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Pledgor or any Pledged Entity for liquidation or reorganization, should Pledgor or any Pledged Entity become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Pledgor’s or a Pledged Entity’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

16.           Miscellaneous.

(a)           The Collateral Agent may execute any of its duties hereunder by or through agents or employees and shall be entitled to advice of counsel concerning all matters pertaining to its duties hereunder.

(b)           The Collateral Agent shall be reimbursed for actual out-of-pocket expenses, including, without limitation, reasonable counsel fees, incurred by the Collateral Agent in connection with the administration and enforcement of this Agreement to be payable in accordance with Section 7.11 of the Credit Agreement.

(c)           Neither the Collateral Agent, nor any of its respective officers, directors, employees, agents or counsel shall be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(d)           THIS AGREEMENT SHALL BE BINDING UPON PLEDGOR AND ITS SUCCESSORS AND ASSIGNS (INCLUDING A DEBTOR-IN-POSSESSION ON BEHALF OF PLEDGOR), AND SHALL INURE TO THE BENEFIT OF, AND BE ENFORCEABLE BY, THE COLLATERAL AGENT AND ITS SUCCESSORS AND ASSIGNS, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, AND NONE OF THE TERMS OR PROVISIONS OF THIS AGREEMENT MAY BE WAIVED, ALTERED, MODIFIED OR AMENDED EXCEPT IN WRITING DULY SIGNED FOR AND ON BEHALF OF THE COLLATERAL AGENT AND PLEDGOR.

17.           Severability. If for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or effect those portions of this Agreement which are valid.

18.           Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon either of the parties by the other party, or whenever either of the parties desires to give or serve upon any other a communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and given in the manner specified in Section 11.11 of the Credit Agreement (provided that notices, demands, requests, consents, approvals, declarations or other communications to Pledgor may be given in the manner in which they may be given to the Borrower): (a) if to the Collateral Agent, to the address specified in Section 11.11 of the Credit Agreement, (b) if to Pledgor, to the Borrower’s address, facsimile number, electronic mail address or telephone number specified in such Section 11.11 of the Credit Agreement or (c) at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 18, (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid, or (d) when delivered, if hand-delivered by messenger. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

19.           Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

20.           Counterparts. This Agreement may be executed in any number of counterparts, which shall, collectively and separately, constitute one agreement.

21.           Benefit of Secured Parties. All security interests granted or contemplated hereby shall be for the benefit of the Collateral Agent and the Secured Parties, and all proceeds or payments realized from the Pledged Collateral in accordance herewith shall be applied to the Obligations in accordance with the terms of the Credit Agreement.

22.           Conflicts.  In the event of any conflict between the terms of this Agreement and the terms of the Credit Agreement, the terms of the Credit Agreement shall control.

23.           Authorization.  Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Pledgor is an organization, the type of organization and any organization identification number issued to such Pledgor. Pledgor agrees to furnish any such information to the Collateral Agent promptly upon request. Pledgor also ratifies its authorization for the Collateral Agent to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

24.           Entire Agreement.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

25.           Amendment and Restatement.  The Pledgor and the Collateral Agent have agreed that this Agreement is an amendment and restatement of the Existing Christie Pledge Agreement in its entirety and is given in renewal and replacement (but not extinguishment) of the Existing Christie Pledge Agreement.  This Agreement is not a novation of the Existing Christie Pledge Agreement.

The Pledgor hereby acknowledges, confirms and agrees that the Collateral Agent for the ratable benefit of the Secured Parties shall continue to have a security interest in and lien upon the Collateral heretofore granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Existing Christie Pledge Agreement to secure the Secured Obligations, as well as any Collateral granted under this Agreement or under any of the other Loan Documents or otherwise granted to or held by the Collateral Agent or any Secured Party.

The liens and security interests of the Collateral Agent for the benefit of the Secured Parties in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests to the Collateral Agent for the ratable benefit of the Secured Parties, whether under this Agreement or the Existing Christie Pledge Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CHRISTIE/AIX, INC.

By:	/s/ Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	President

Signature Page to Amended and Restated Pledge Agreement (Christie)

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, as Collateral Agent

By:	/s/ Richard O. Knowlton
Name:	Richard O. Knowlton
Title:	Managing Director

  Signature Page to Amended and Restated Pledge Agreement (Christie)

SCHEDULE I

PLEDGED STOCK

Pledged Entity	Class of Stock	Stock Certificate Number(s)	Number of Shares	Percentage of Outstanding Shares
Cinedigm Digital Funding I, LLC	N/A	N/A	N/A	100%

Schedule I to Pledge Agreement

SCHEDULE II

PLEDGE AMENDMENT

This Pledge Amendment, dated _____, ___ is delivered pursuant to Section 6(d) of the Pledge Agreement referred to below. All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Pledge Agreement. The undersigned hereby certifies that the representations and warranties in Section 5 of the Pledge Agreement are and continue to be true and correct as to the instruments and shares pledged pursuant to this Pledge Amendment. The undersigned further agrees that this Pledge Amendment may be attached to that certain Amended and Restated Pledge Agreement, dated as of February 28, 2013, between undersigned, as Pledgor, and Société Générale, New York Branch, as collateral agent (the “Pledge Agreement”), and that the Pledged Shares listed on this Pledge Amendment shall be and become a part of the Pledged Collateral referred to in said Pledge Agreement and shall secure all Secured Obligations referred to in said Pledge Agreement.

By:
Name:
Title:

Name and Address of Pledgor	Pledged Entity	Class of Stock	Certificate Number(s)	Number of Shares

Schedule II to Pledge Agreement